Exhibit 2.2


                           TRANSFER AGREEMENT (this "Agreement")
                  dated as of September 22, 2003, between THE
                  WASHINGTON POST COMPANY (formerly known as TWPC, Inc.), a Delaware corporation ("Parent"), and WP Company LLC (formerly known as The Washington Post Company, a Delaware limited liability company (the "Company").

          WHEREAS, Parent is the sole shareholder of the Company;

          WHEREAS, Parent and the Company have completed an internal corporate restructuring (the "Restructuring") pursuant to which the Company merged with a wholly owned subsidiary of Parent, pursuant to Section 251(g) of the Delaware General Corporation Law, with the Company surviving such merger and converting to a Delaware limited liability company;

          WHEREAS, as a result of the Restructuring, the Company is a wholly-owned subsidiary of Parent;

          WHEREAS, in connection with the Restructuring, the Company wishes to transfer certain assets and liabilities to Parent and Parent wishes to accept and assume such assets and liabilities;

          NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereby agree as follows:

          1. Transfer of Transferred Assets. The Company hereby assigns, transfers, conveys and disposes all of the Transferred Assets (as defined below) to Parent and Parent hereby accepts the Transferred Assets. "Transferred Assets" means (i) all of the capital stock of subsidiaries and all other equity investments directly held by the Company and (ii) all of the other assets of the Company, other than the assets of the Company relating to the operating newspaper business known as "The Washington Post".

          2. Transfer of Transferred Liabilities. (a) The Company hereby assigns, transfers, conveys and disposes the Transferred Liabilities (as defined below) to Parent, and Parent hereby assumes the Transferred Liabilities. "Transferred Liabilities" means all of the liabilities (including contingent liabilities) of the Company, other than the liabilities (including contingent liabilities) relating to the operating newspaper business known as "The Washington Post". (b) Without limiting the generality of subsection (a) of this Section, the Company hereby assigns, transfers, conveys and disposes the Debt (as defined below) to Parent, and Parent hereby assumes the Debt. "Debt" means:

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          (i) all obligations relating to the outstanding 5.50% Notes due
          February 15, 2009, issued under an indenture dated as of February securities issued under the indenture dated as of February 17, 1999, between the Company (then known as The Washington Post Company) and Bank One, NA (as successor to The First National Bank of Chicago), as trustee (the "Trustee"), the transfer of such obligations being evidenced by a supplemental indenture (the "Supplemental Indenture") of even date herewith, between the Company, Parent and the Trustee, a copy of which Supplemental Indenture is attached hereto as Exhibit A;

          (ii) all rights and obligations of the Company, as the Borrower, under the 364-Day Credit Agreement dated as of August 13, 2003, among the Company (then known as The Washington Post Company), Citibank, N.A. Wachovia Bank, N.A., SunTrust Bank, JPMorgan Chase Bank, Bank One, NA, The Bank of New York and Riggs Bank N.A., the transfer of such rights and obligations being evidenced by an assignment and assumption agreement (the "364-Day Assignment") of even date herewith, between the Company and Parent, a copy of which 364-Day Assignment is attached hereto as Exhibit B;

          (iii) all rights and obligations of the Company, as the Borrower, under the 5-Year Credit Agreement dated as of August 14, 2002, as amended as of August 13, 2003, among the Company (then known as The Washington Post Company), Citibank, N.A., Wachovia Bank, N.A., SunTrust Bank, JPMorgan Chase Bank, Bank One, N.A., The Bank of New York and Riggs Bank N.A., the transfer of such rights and obligations being evidenced by an assignment and assumption agreement (the "5-Year Assignment") of even date herewith, between the Company and Parent, a copy of which 5-Year Assignment is attached hereto as Exhibit C; and

          (iv) all the rights and obligations of the Company, as Borrower, under the letter agreement dated as of January 29, 1996, between The Washington Post Company and Goldman Sachs Money Markets, L.P., a Commercial Paper Issuing and Paying Agent Agreement dated as of June 16, 1997, between The Washington Post Company and Citibank, N.A., a Citi Treasury Manager Agreement dated as of June 16, 1997, between The Washington Post Company and Citibank, N.A. and a Corporate Commercial Paper - Master Note dated as of August 20, 1997, issued by The Washington Post Company, the transfer of such rights and obligations being evidenced by an assignment and assumption agreement (the "Commercial Paper Assignment") of even date herewith, between the Company and Parent, a copy of which Commercial Paper Assignment is attached hereto as Exhibit D.

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          3. Retention of Assets and Liabilities. The Company shall retain all assets and liabilities (including contingent liabilities) not being assigned, transferred, conveyed or disposed pursuant to Sections 1 and 2 above.

          4. Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          5. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party and delivered to the other party.

          6. Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

          7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                           [signature pages follow]

          IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed and delivered by their authorized representatives as of the date first above written.


                         THE WASHINGTON POST COMPANY (formerly TWPC, Inc.),

                               by   /s/ John B. Morse, Jr.
                                    -----------------------------------------
                                    Name:  John B. Morse, Jr.
                                    Title:    Vice President - Finance


                         WP COMPANY LLC,

                               by   /s/ Gerald M. Rosberg
                                    ----------------------------------------
                                    Name:  Gerald M. Rosberg
                                    Title:    Vice President - Development